EXHIBIT 24

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duty executed this joint filing agreement as of the date set forth below.

Dated as of October 11, 2024

MARLEE BUYER, INC.

By:	/s/ Vishal Patel
Name:	Vishal Patel
Title:	President

By:	/s/ Francesco D’Arcangelo
Name:	Francesco D’Arcangelo
Title:	Vice President, Secretary and Treasurer

BUTTERFLY UGP II, LLC

By:	/s/ Adam Waglay
Name:	Adam Waglay
Title:	Officer

ADAM WAGLAY

/s/ Adam Waglay

DUSTIN BECK

/s/ Dustin Beck